Exhibit 10.3
Adobe Inc.
2019 Equity Incentive Plan
2024 Performance Share Program
Performance Share Award Grant Notice
(Global)
Adobe Inc. (the “Company”), pursuant to its 2024 Performance Share Program, including the exhibits thereto (the “Program”), under its 2019 Equity Incentive Plan (the “Plan”), as amended from time to time, hereby awards to you the award (the “Award”) set forth below pursuant to Section 9 of the Plan. This Award is subject to all of the terms and conditions as set forth herein and in the Performance Share Award Agreement, including the Appendix attached thereto (the “Award Agreement”), the Program, and the Plan, each of which are incorporated herein in their entirety. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Plan or the Program, as applicable.

Participant:	______________________________________
Date of Grant:	______________________________________
Vesting Commencement Date:	January 24, 2024
Target Number of Shares of Stock:	______________________________________
Maximum Number of Shares of Stock:	200% of the Target Number of Shares of Stock
Performance Periods:	TSR Goal: Calendar Years 2024 through 2026
Net New Sales Goal: Company’s Fiscal Years 2024 through 2026

Determination of Actual Award: On the Certification Date after the Performance Periods above, and provided that (i) the applicable Performance Goals are attained during the applicable Performance Period as described in the Program, and (ii) you continue to render Service through the Scheduled Vesting Date (as defined below), you shall be eligible to receive an Actual Award representing the number of shares of Stock, as determined by the Committee based on the degree of achievement of the applicable Performance Goals, as determined by the Committee, and the limitations set forth in the Award Agreement.
Vesting Schedule: The Actual Award shall be scheduled to fully vest as of the later of (i) the third anniversary of the Vesting Commencement Date or (ii) the Certification Date at the end of the Performance Periods above (the “Certification Date” and such later date, the “Scheduled Vesting Date”), subject to your continued Service through the Scheduled Vesting Date, except as otherwise set forth in Section 1 of the Award Agreement.
Delivery of Shares: Subject to the limitations contained herein and the provisions of the Plan and the Program, the Company shall deliver to you the vested shares of Stock subject to the Actual Award as provided in Section 3 of the Award Agreement.
Additional Terms/Acknowledgements: You acknowledge receipt of, and understand and agree to, this Performance Share Award Grant Notice (the “Grant Notice”), the Award Agreement, the Program and the Plan. You further acknowledge that as of the Date of Grant, this Grant Notice, the Award Agreement, the Program, and the Plan set forth the entire understanding between you, the Company and any other applicable Participating Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of any applicable change of control plan approved by the Board or a committee thereof and/or an applicable individual written retention agreement or severance provision between the Company, or a subsidiary of the Company, and you, to the extent applicable to you (such documents, the “Superseding Agreements”). This Award will be deemed a Performance Award for purposes of the Superseding Agreements.

ADOBE INC.

By:
Shantanu Narayen
Chief Executive Officer
Address: 345 Park Avenue
San Jose, CA 95110-2704 USA

Adobe Inc.
2019 Equity Incentive Plan
2024 Performance Share Program
Performance Share Award Agreement
(Global)
Pursuant to the Performance Share Award Grant Notice (the “Grant Notice”) and this Performance Share Award Agreement, including the attached Appendix (the “Award Agreement”), Adobe Inc. (the “Company”) has awarded you, pursuant to its 2024 Performance Share Program (the “Program”) under its 2019 Equity Incentive Plan (the “Plan”), as amended from time to time, the Award as indicated in the Grant Notice. Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings set forth in the Plan or the Program, as applicable.
The details of your Award, in addition to those set forth in the Grant Notice, are as follows.
1.Entitlement to Shares.

(a)Determination of Actual Award.

(i)General. Provided that (A) the applicable Performance Goals are achieved during the applicable Performance Period, and (B) you continue to render Service through the Scheduled Vesting Date, then, subject to the limitations contained herein and to the provisions of the Program and the Plan, you shall be issued an Actual Award on or following the Scheduled Vesting Date equal to such number of shares of Stock as is determined by the Committee in accordance with the Award Calculation Methodology provisions of Exhibit A to the Program (the “Award Calculation Methodology”) and any additional exhibits to the Program. In determining an Actual Award, (x) if the threshold goal for a Performance Goal is not achieved during the applicable Performance Period, you will not be credited with or receive any shares of Stock as an Actual Award with respect to such Performance Goal, and (y) the maximum number of shares of Stock for which you may be credited as an Actual Award with respect to a single fiscal year of the Company will in no event exceed one million five hundred thousand (1,500,000) shares of Stock for such fiscal year (subject to adjustment as provided in Section 4.2 of the Plan).

(ii)Change of Control. If a Change of Control occurs prior to the Certification Date, then, provided that you continue to render Service until the Scheduled Vesting Date, you shall vest in a number of shares of Stock determined by (A) shortening the applicable Performance Period to end on the date of the close of the Company’s fiscal quarter coincident with or immediately preceding the Change of Control, (B) adjusting the applicable Performance Goals as necessary and appropriate based on the shortened Performance Period, and (C) determining the level of achievement of such Performance Goals based on such shortened Performance Period and providing for payment of that number of shares of Stock based on such achievement. Upon a Change of Control, to the extent any shares of Stock are determined not eligible to vest, such shares of Stock will immediately be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

(b)Vesting. The Actual Award shall be subject to vesting in accordance with the Vesting Schedule set forth on the Grant Notice, subject to such acceleration as provided in Section 1(a)(ii) or 1(d) of this Award Agreement or a Superseding Agreement, as applicable. For purposes of the Award, your Service will be considered terminated as of the date you are no longer actively providing Service to a Participating Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Participating Company, your right to vest in the Award, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). The Committee will have the exclusive discretion to determine when you are no longer actively providing Service for purposes of your Award (including whether you may still be considered to be providing Services while on a leave of absence in accordance with the Company’s Leave of Absence Policy, as may be amended from time to time). Any such determination by the Committee for purposes of your Award will have no effect upon any determination of the rights or obligations of you or the Company (or any Participating Company, as applicable) for any other purpose.

(c)Forfeiture. Notwithstanding any contrary provision of this Award Agreement, and except as set forth in Section 1(d) or a Superseding Agreement, any shares of Stock subject to the Award that have not vested at the time of your termination of Service for any or no reason will be forfeited immediately and automatically transferred to and reacquired by the Company at no cost to the Company, and except as set forth in Section 1(a)(ii), any shares of Stock subject to the Award that never will vest due to the failure to achieve the applicable Performance Goal upon completion of the applicable Performance Period automatically will be forfeited, transferred to and reacquired by the Company at no cost to the Company.

(d)Disability or Death.

(i)Prorated Award. If your Service terminates prior to the Certification Date by reason of death or Disability, you (or your heirs in the case of death) will be credited with an Actual Award equal to the Target Number of Shares of Stock (as set forth in the Grant Notice) pro-rated based on the number of months of Service (rounded up for any partial months of Service) you provided in the Performance Period prior to your termination (but in no event shall you be credited with more than the number of months in the Performance Period); provided that to extent a Performance Period for any Performance Goals has elapsed at the time of such termination (including any interim period in such Performance Period over which the attainment of Performance Goals is measured), you (or your heirs in the case of death) will be credited with the number of shares of Stock attributable to actual achievement of such Performance Goal(s) (e.g., with respect to any “banked shares” as set forth in the Program that are not vested prior to the Scheduled Vesting Date) and any remaining portion of the Award related to a Performance Period that has not elapsed at the time of such termination (including any interim Performance Periods therein over which the attainment of Performance Goals is measured) will be credited at the Target Number of Shares of Stock related to such portion of the Award, pro-rated as set forth above in this clause (i).

(ii)Delivery of Shares. The shares of Stock subject to an Actual Award that vest pursuant to this Section 1(d) shall be issued and delivered to you pursuant to Section 3 (or as set forth in Section 3(b) in the case of death).

(e)Leave of Absence. The Actual Award is subject to the Company’s Leave of Absence Policy, as amended from time to time, which may provide for a pause in vesting under certain circumstances and a related adjustment to the Target Number of Shares of Stock (as set forth in the Grant Notice).

2.Rights as a Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock hereunder unless and until certificates representing shares of Stock (or other evidence of ownership as so designated by the Company) (either, “Certificates”) will have been issued to you pursuant to Section 3. After such issuance, you will have all the rights of a stockholder of the Company with respect to voting such shares of Stock and receipt of dividends and other distributions on such shares of Stock.

3.Delivery of Shares.
(a)General. Except as set forth below in this Section 3 and subject to Sections 10 and 14, the Company shall issue and deposit in the applicable brokerage account the shares of Stock subject to a vested Actual Award within thirty (30) days following the Scheduled Vesting Date; provided that in no event may the shares of Stock subject to a vested Actual Award be issued and delivered after March 15th of the calendar year following the calendar year in which the Actual Award is vested. In no event will you be permitted, directly or indirectly, to specify the taxable year of the payment of any shares of Stock payable to you under this Award.

(b)Delivery Following Death. If you are deceased at the time that shares of Stock under an Actual Award, if any, are to be delivered to you, such delivery will be made to your designated beneficiary, or if no beneficiary has survived you or been designated, or if the beneficiary designation is not enforceable and/or is not valid under the inheritance or other laws in your country (as determined by the Company in its sole discretion), to the administrator or executor of your estate. Any such transferee must furnish the Company with (i) written notice of his or her status as a transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer in the applicable country.

4.Capitalization Adjustments. The shares of Stock subject to your Award will be adjusted from time to time for capitalization adjustments, as provided in Section 4.2 of the Plan.

5.Compliance with Law. The grant of your Award and the issuance of any shares of Stock thereunder shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. You may not be issued any shares of Stock if such issuance of shares of Stock would constitute a violation of any applicable federal, state or foreign securities laws, any other governmental regulatory body, or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. You understand that the Company is under no obligation to register or qualify the shares with the U.S. Securities and Exchange Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock.
In addition, you may not be issued any shares of Stock unless (i) a registration statement under the Securities Act shall at the time of issuance be in effect with respect to the shares of Stock or (ii) in the opinion of legal counsel to the Company, the shares of Stock may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT THE SHARES OF STOCK MAY NOT BE ISSUED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. Where the Company determines that the delivery of any shares of Stock to settle this Award would violate federal securities laws or other applicable laws or rules or regulations promulgated by any governmental agency, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that delivery of shares of Stock will no longer cause such violation. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained. As a condition to the issuance of any shares of Stock pursuant to this Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, you agree that the Company shall have unilateral authority to amend the Plan, the Program, the Grant Notice and/or the Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

6.Restrictive Legends. The shares of Stock issued pursuant to an Actual Award shall be endorsed with appropriate legends, if any, determined by the Company.

7.Transferability. Except to the limited extent permitted under Section 3(b), this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privileged conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges hereby immediately will become null and void.

8.Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the Service of a Participating Company, or on the part of a Participating Company to continue such Service. In addition, nothing in your Award shall obligate any Participating Company, its respective stockholders, boards of directors, officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Participating Company.

9.Unsecured Obligation. Your Award is unfunded, and you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Stock pursuant to an Actual Award under this Award Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares of Stock acquired pursuant to this Award Agreement until such shares of Stock are issued to you pursuant to this Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the shares of Stock so issued. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

10.Tax Obligations.

(a)General. Regardless of any action taken by the Company or any other Participating Company with respect to any or all federal, state, local and foreign income, employment, social insurance, payroll taxes, payment on account or other taxes related to your participation in the Plan and legally applicable to you or deemed by the Company to be an appropriate charge to you even if technically due by a Participating Company (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or any other Participating Company. You further acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Award, including, but not limited to, the grant, vesting or settlement of this Award, the subsequent sale of Stock acquired pursuant to this Award, or the receipt of any dividends and/or Dividend Equivalents and (ii) does not commit to and is under no obligation to structure the terms of the grant or any other aspect of your Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, as applicable, you acknowledge that any Participating Company you are providing (or have provided) Service to may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Withholding Arrangements. Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Participating Company Group to satisfy all Tax-Related Items. In this regard, you hereby authorize the applicable

Participating Company, or its respective agents, in their sole discretion and subject to any limitations under applicable law, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following means:

(i)withholding of that number of whole vested shares of Stock otherwise deliverable to you pursuant to this Award Agreement having a Fair Market Value not in excess of the amount of the withholding obligation for Tax-Related Items determined by the Company after considering required withholding rates; to the extent permitted under the Plan, the Company may determine such amount by considering other applicable withholding rates up to the maximum rate applicable in your jurisdiction. For tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items;

(ii)withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization, without further consent);

(iii)tender by you of a payment in cash or check to the applicable Participating Company of any amount of the Tax-Related Items;

(iv)withholding by any Participating Company of any amount of the Tax-Related Items from your salary, wages or any other cash compensation owed to you by any Participating Company;

(v)in the event this Award is settled in whole or in part in cash, withholding from the cash to be distributed to you in settlement of this Award; and/or

(vi)any other method approved by the Company, to the extent permitted by applicable law and under the terms of the Plan.

(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other withholding rates, including maximum withholding rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or, if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to a Participating Company.

(d)You shall pay to the applicable Participating Company any amount of the Tax-Related Items that a Participating Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company shall have no obligation to issue or deliver shares of Stock, cash, or the proceeds of the sale of Stock until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section 10.

(e)Notwithstanding the foregoing, if you are subject to Section 16 of the Exchange Act, the Company will withhold using the method described under Section 10(b)(i) above unless the use of such withholding method is problematic under applicable laws or has materially adverse accounting consequences, in which case the Committee (as constituted to satisfy the requirements of Exchange Act Rule 16b-3) shall determine which of the other methods described in Section 10(b) above shall be used to satisfy the withholding obligation for Tax-Related Items.

11.Nature of Award. In accepting your Award, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company; it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan, in accordance with Section 14 of the Plan;

(b)the grant of your Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;

(d)the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with any Participating Company and shall not interfere with any ability of any applicable Participating Company to terminate your employment or service relationship (if any);

(e)you are voluntarily participating in the Plan;

(f)the Award and the shares of Stock subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)the Award and the shares of Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h)the future value of the underlying shares of Stock subject to your Award is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Service with any Participating Company (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

(j)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

(k)unless otherwise agreed with the Company, the Award and the shares of Stock subject to the Award, and any income from and value of same, are not granted as consideration for, or in connection with, the Service you may provide as a director of any Subsidiary Corporation; and

(l)the Participating Company Group shall not be liable for any foreign exchange rate fluctuation between the United States Dollar and your local currency (if different) that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement.

12.Delivery of Documents and Notices. Any document relating to the Award, participating in the Plan or the Program and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, or with a nationally recognized courier designating express or expedited service with evidence of delivery, addressed to the other party at the address, including email address, if any, provided for you by the Company or a Participating Company, or at such other address as such party may designate in writing from time to time to the other party.

(a)Description of Electronic Delivery. The Plan and Program documents, which may include but do not necessarily include the Plan prospectus, the Grant Notice, this Award Agreement, Certificates, and U.S. financial reports of the Company, may be delivered to you electronically by the Company or a third party designated by the Company. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via email or such other delivery determined at the Committee’s discretion.

(b)Consent to Electronic Delivery. You acknowledge that you have read Section 12 of this Award Agreement and consent to the electronic delivery of the Plan and Program documents by the Company or a third party designated by the Company and agree to participate in the Plan and the Program through any online or electronic system established and maintained by the Company or a third party designated by the Company, as described in Section 12. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at equity@adobe.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide the Company or any designated third party with a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at equity@adobe.com. Finally, you understand that you are not required to consent to electronic delivery.

13.Data Privacy Notice. You understand that the Participating Company Group collects, uses, processes, shares, transfers and stores (collectively, “processes”) certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number (to the extent permitted under applicable law), passport or other identification number, salary or details regarding compensation, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (all “Data”), for the exclusive purpose of implementing, administering and managing the Plan. Adobe processes such Data in accordance with the Adobe Employee Privacy Policy or other privacy policies or successor privacy policies maintained by the Company. California residents, Adobe further processes such Data in accordance with the Adobe California Workers Supplemental Privacy Policy. The categories of personal information including sensitive personal information are identifiers, characteristics of protected classifications under California or federal law, professional or employment related information, social security, driver's license, state identification card, or passport number, and any personal information that identifies, relates to, describes, or is capable of being associated with a particular individual. The personal information is not sold or shared for cross-context behavioral advertising. The California Consumer Privacy Act Policy is available at https://www.adobe.com/privacy/us-rights.html.

14.You understand that the Data will be transferred to Morgan Stanley Smith Barney, LLC the brokerage firm engaged by the Company to hold your shares of Stock and other amounts acquired under the Plan, and its affiliated company, E*TRADE Financial Corporate Services, Inc. (collectively, “E*TRADE” ), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.

The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. When the Company no longer needs the Data, the Company will securely dispose of the Data in accordance with the Company's data retention and deletion standards, which may be amended from time to time. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be compliance with the relevant laws or regulations.

You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact erc@adobe.com.

If you are an employee of or providing Service to an affiliate of the Company in the European Economic Area, or Switzerland, the United Kingdom (collectively, “EEA+”), or Japan, the grant of consent below is not relevant to you. The Company (and other authorized recipients of Data) process Data for the purpose of implementing, administering and managing the Plan; this is necessary in order to perform Company’s contractual obligations under this Award Agreement. If you do not provide Data required for this purpose, the Company will not be able to perform its obligations under this Award Agreement and this may affect your ability to participate in the Plan.

The Company and E*TRADE have entered into standard contract clauses, in the form authorized by the European Commission, with its affiliates in the European Economic Area in order to provide adequate protection for Data. The Company is the controller responsible for Data processing described above and can be contacted at 345 Park Avenue, San Jose, California 95110 USA, or DPO@adobe.com. You are entitled to complain to an EEA data protection authority in the country where you live, work, or believe any breach of data protection law has occurred. For more information regarding your rights related to the processing of your Data, please review the EU Employee Privacy Notice or other privacy policies or successor privacy policies maintained by the Company.

Unless you are an employee of or providing Service to an affiliate of the Company in the EEA+ or Japan, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by and among the members of the Participating Company Group and by E*TRADE and any other company selected by Company to assist it in administering the Plan, for the exclusive purpose of implementing, administering and managing your participation in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the applicable Participating Company will not be affected: the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Performance Shares or other equity to you or administer or maintain such awards. Access to and management of previously awarded grants may also be impacted. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact erc@Adobe.com. All privacy policies and standards referenced in this Section are available on Inside Adobe.

15.Application of Section 409A (Only Applicable to U.S. Taxpayers). It is intended that all of the benefits and payments provided under this Award satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4), and this Award will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Award and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of Code Section 409A, and any provisions calling for payments on a termination of employment or other service shall be read to mean a “separation from service” (as defined under United States Treasury Regulation Section 1.409-1(h) without reference to alternative definitions thereunder). For purposes of Code Section 409A, each payment, installment and benefit under this Award is intended to constitute a separate and distinct payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding any other provision of this Award Agreement, to the extent that (a) one or more of the payments or benefits received or to be received by you upon “separation from service” pursuant to this Award would constitute deferred compensation subject to the requirements of Code Section 409A, and (b) you are a “specified employee” within the meaning of Code Section 409A at the time of separation from service, then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments and benefits shall not be provided to you prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation on you. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments and benefits due shall be paid as otherwise provided herein.

16.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17.Committee Authority. The Committee will have the power to interpret the Plan, the Program, the Grant Notice and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan and the Program as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any shares of Stock have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon you, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Program, the Grant Notice or this Award Agreement.

18.Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

19.Amendment. The Committee may, without notice, amend, suspend or terminate the Program; provided, however, that no such action may adversely affect any then outstanding Award unless (i) expressly provided by the Committee and (ii) with your written consent, unless such action is necessary or advisable to comply with any applicable law, regulation, rule or administrative reasons.

20.Miscellaneous.

(a)The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

21.Agreement Severable. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.Governing Plan Document. Your Award is subject to all the provisions of the Plan and the Program, the provisions of which are hereby made a part of this Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan or the Program. In the event of any conflict between one or more provisions of your Award and one or more provisions of the Plan or Program, the provisions of the Plan or Program shall control. In the event of any conflict between one or more provisions of the Plan and one or more provisions of the Program, the provisions of the Plan shall control.

23.Recoupment. Your Award is subject to recoupment in accordance with the terms of the Company’s clawback policies, including (a) the Company’s Incentive Compensation Recovery Policy adopted to comply with Rule 10D-1 promulgated under the Exchange Act and the listing standards of the

Nasdaq Stock Market LLC and (b) any other clawback policy that the Company may adopt from time to time, all to the extent determined by the Committee to be applicable to you, the Award and/or required by applicable law. No recovery of compensation under any such clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any other Participating Company.

24.Applicable Law and Venue. The Award and the provisions of this Award Agreement shall be governed by, and subject to, the laws of the State of California, United States of America. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of Santa Clara County, California, or the federal courts of the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

25.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or the Program, or your acquisition or sale of the underlying shares of Stock. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan or the Program before taking any action related to the Plan.

26.Language. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the provisions of this Award Agreement, the Plan and the Program. If you received this Award Agreement or any other document related to the Plan or the Program translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

27.Appendix. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any special terms and conditions set forth in the Appendix to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix or to a country not included in the Appendix, the special terms and conditions for such country set forth in the Appendix (or such other applicable terms and conditions) will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement. In accepting the Award, you acknowledge receipt of, understand and agree to the additional terms and conditions included in the Appendix.

28.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan or the Program, on the Award and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

29.Waiver. You acknowledge that a waiver by the Company of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or another Participant.

30.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider-trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and your country of residence, which may affect your ability to acquire, sell or attempt to sell or otherwise dispose of shares of Stock or rights to shares of Stock (e.g., the Award) during such times as you are considered to have “inside information” regarding the Company as defined in the laws or regulations in applicable jurisdictions, including the United States. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You should consult your personal legal advisor for further details regarding any insider trading restrictions and/or market-abuse laws in your country.

31.Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Stock under the Plan or the Program or cash received from participating in the Plan or the Program (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan or the Program to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.

Appendix to
Adobe Inc.
2019 Equity Incentive Plan
2024 Performance Share Program
Performance Share Award Agreement
(Global)

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Grant Notice, the Award Agreement, the Plan or the Program.

This Appendix includes additional terms and conditions that govern the Award granted to you under the Plan if you work and/or reside in any of the countries listed below. The Appendix is part of the Award Agreement. To the extent there are any inconsistencies between these additional terms and conditions and those set forth in the main body of the Award Agreement, these terms and conditions shall prevail.

If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.

This Appendix also includes information regarding exchange control and certain other issues which you should be aware of with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws applicable in the respective countries as of January 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan or the Program because the information may be out of date at the time your Award is granted or vests or when you sell shares of Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the country in which you are residing and/or working, or you transfer employment or residency after the Award is granted to you, or are considered a resident of another country for local law purposes, the information contained in this Appendix may not be applicable to you in the same manner.

Armenia
There are no country-specific provisions.
Australia
Securities Law Information
This offer is being made under Division 1A, Part 7.12 of the Australian Corporations Act 2001 (Cth).
Please note that if you offer shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on your disclosure obligations prior to making any such offer.
Tax Information

The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to conditions in that Act).

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers of any amount. If an Australian bank is assisting with the transaction, the bank will file the report on your behalf.

Austria

Exchange Control Information
Austrian residents who hold securities (including shares of Stock obtained through the Plan) or cash (including proceeds from the sale of shares of Stock) outside Austria may be required to submit reports to the Austrian National Bank. If the value of the shares of Stock meets or exceeds a certain threshold, you must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. In all other cases, an annual reporting obligation applies and the report has to be filed as of December 31 on or before January 31 of the following year using the form P2. Where the cash amounts held outside of Austria meets or exceeds a certain threshold, monthly reporting obligations apply as explained in the next paragraph.
If you sell your shares of Stock, or receive any cash dividends, you may have exchange control obligations if you hold the cash proceeds outside of Austria. If the transaction volume of all your accounts abroad meets or exceeds a certain threshold, you must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

Belgium

Foreign Asset/Account Reporting Information
Belgian residents are required to report any securities (e.g., shares of Stock acquired under the Plan) or bank accounts (including brokerage accounts) held outside Belgium on their annual tax return. In a separate report, Belgian residents are required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption.

Brazil

Nature of Award

This provision supplements Section 11 of the Award Agreement:

By accepting this Award, you acknowledge, understand and agree that (i) you are making an investment decision and (ii) the value of the underlying shares of Stock is not fixed and may increase or decrease without compensation to you.
Compliance with Laws
By accepting this Award, you acknowledge your agreement to comply with applicable Brazilian laws and pay any and all Tax-Related Items associated with the vesting of your Award, the sale of the shares of Stock acquired pursuant to the Plan and the receipt of any dividends.
Exchange Control Information
You must prepare and submit a declaration of assets and rights held outside of Brazil to the Central Bank if you hold assets or rights valued at more than US$100,000. The assets and rights that must be reported include shares of Stock.

Canada
Delivery of Shares
This provision supplements Section 3 of the Award Agreement:
Notwithstanding any discretion referred to in Sections 3.3I and 9.5I of the Plan, the Performance Shares granted to Participants in Canada do not represent the right to receive a cash payment equal to the value of the shares of Stock, or a combination of cash and shares of Stock; vested Performance Shares will be paid to Participants in Canada in shares of Stock only.
Securities Law Information
You acknowledge and agree that you are permitted to sell shares of Stock acquired under the Plan through E*TRADE or such other broker designated under the Plan, provided that such sale takes place outside of Canada through the facilities of a stock exchange on which the Company’s shares of Stock are listed. The Company’s shares of Stock are currently traded on the Nasdaq Global Select Market which is located outside of Canada, under the ticker symbol “ADBE” and shares of Stock acquired under the Plan may be sold through this exchange.
Termination of Service
This provision replaces Section 1(b) of the Award Agreement:
The Actual Award shall be subject to vesting in accordance with the Vesting Schedule set forth on the Grant Notice, subject to such acceleration as provided in Section 1(a)(ii) or 1(d) of this Award Agreement or a Superseding Agreement, as applicable.
For purposes of the Award, your Service will terminate, and your right (if any) to earn, seek damages in lieu of, or otherwise be paid any portion of the Performance Shares pursuant to this Award Agreement, will be measured by, the date that is the earlier of:
i.the date your employment with the Participating Company is terminated, whether by you, by the Participating Company, or by way of contractual frustration; and
ii.the date you receive written notice of termination from the Participating Company;

regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, other than as specifically set forth in Section 1(d), you will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards or pension-related legislation explicitly and minimally requires continued vesting during a statutory notice period, your right to vest in the Performance Shares, if any, will terminate effective upon the expiry of your minimum statutory notice period, but (other than as specifically set forth in Section 1(d)) you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting. In any event, if your employment agreement is contractually frustrated due to illness, injury or disability, and employment standards or pension-related legislation explicitly and minimally requires continued vesting during a statutory notice period, then the additional vesting provided under Section 1(d) is deemed to be inclusive of any entitlements that arise during the applicable statutory notice period.
Any such determination by the Committee for purposes of your Award will have no effect upon any determination of the rights or obligations of you or the Company (or any Participating Company, as applicable) for any other purpose.
Nature of Award
This provision replaces Section 11(g) of the Award Agreement:
the Award and the shares of Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments, except to the extent explicitly and minimally required under employment standards or pension-related legislation;
Foreign Asset/Account Reporting Information
You may be required to report foreign specified property (including shares of Stock and rights to shares of Stock such as Performance Shares) on form T1135 (Foreign Income Verification Statement) if the total cost of your foreign specified property exceeds C$100,000 at any time in the year. If applicable, the form must be filed by April 30 of the following year. When shares of Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the Stock. The ACB ordinarily would equal the fair market value of the Stock at the time of acquisition, but if you own other shares of Stock of the same company, this ACB may have to be leveraged with the ACB of the other Stock. Please refer to form T1135 (Foreign Income Verification Statement) and consult your tax advisor for further details.
The following provisions will apply if you are a resident of Quebec:
French Language Provisions
A French translation of this document and certain other documents related to the Award have been made available to you. You understand that, from time to time, additional information related to the Award may be provided in English and such information may not be immediately available in French. However, upon request, the Company will provide a translation of such information into French as soon as reasonably practicable. Notwithstanding anything to the contrary in the Award Agreement, and unless you indicate otherwise, the French version of this document and certain other documents related to the Award will govern your participation In the Plan.
Dispositions Relatives à la Langue Française

Une traduction en français du présent document et de certains autres documents relatifs à l’Attribution a été mise à votre disposition. Vous comprenez que, de temps à autre, des informations supplémentaires relatives à l’Attribution pourraient être fournies en anglais et que ces informations pourraient ne pas être immédiatement disponibles en français. Toutefois, sur demande, la Société fournira une traduction de ces informations en français dès que cela sera raisonnablement possible.  Nonobstant toute disposition contraire dans le Contrat d’Attribution, et à moins que vous n’indiquiez le contraire, la version française du présent document et de certains autres documents relatifs à l’Attribution régira votre participation au Régime.

Data Privacy
This provision supplements Section 13 of the Award Agreement:
You hereby authorize the Participating Company Group and their representatives to discuss with, and obtain from, personnel, professional or not, involved in the administration and operation of the Plan, all relevant information that is necessary for the purposes of administering the Plan. You further authorize the Participating Company Group to disclose and discuss the Plan with their advisors. You acknowledge and agree that your personal information, including any sensitive personal information, may be transferred or disclosed outside of the Province of Quebec, including to the United States. You further authorize the Participating Company Group to record such information and to keep such information in your employee file. You also acknowledge and authorize the Participating Company Group and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.

Chile

Securities Law Information
The offer of Performance Shares constitutes a private offering of securities in Chile effective as of the Date of Grant. The offer of Performance Shares is made subject to general ruling N° 336 of the Chilean Commission for the Financial Market (“CMF”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF. Given that the Performance Shares are not registered in Chile, the Company is not required to provide public information about the Performance Shares or the shares of Stock in Chile. Unless the Performance Shares and/or the shares of Stock are registered with the CMF, a public offering of such securities cannot be made in Chile.
Esta oferta de Acciones de Realización constituye una oferta privada de valores en Chile y se inicia en la Fecha de la Concesión. Esta oferta de Acciones de Realización se acoge a las disposiciones de la Norma de Carácter General N° 336 de la Comisión para el Mercado Financiero de Chile (“CMF”). Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta. Por tratarse las Acciones de Realización de valores no registrados en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de los Acciones de Realización o sus Acciones. Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.
Exchange Control Information
You are not required to repatriate funds obtained from the sale of shares of Stock or dividends to Chile. However, if you decide to repatriate such funds and the amount of funds to be repatriated exceeds US$10,000, you must effect such repatriation through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office). You also understand that if you do not repatriate the funds and use such funds for the payment of other obligations contemplated under a different Chapter of the Foreign Exchange Regulations, you must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank of Chile within the first ten (10) days of the month immediately following the transaction.

Further, if the value of your aggregate investments in Chile meets or exceeds US$5,000,000 (including the value of shares of Stock acquired under the Plan), you must report the status of such investments quarterly to the Central Bank using Annex 3.1 of Chapter XII of the Foreign Exchange Regulations.

Tax Reporting Information and Registration

The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (i) the results of investments held abroad and (ii) any taxes paid abroad which will be used as a credit against Chilean income taxes. The sworn statements disclosing this information (or Formularios) must be submitted electronically through the CIRS website at www.sii.cl, using Form 1929, which is due on June 30 each year.

People’s Republic of China (“PRC”)
Delivery of Shares
This provision supplements Section 3 of the Award Agreement:
You understand and agree that the Company may require that any shares of Stock issued to you pursuant to any vested Performance Shares be sold as soon as practicable after issuance. If the Company, in its discretion, does not require that the shares of Stock be sold as soon as practicable after issuance, as described in the preceding sentence, you understand and agree that any shares of Stock acquired under the Plan must be (i) maintained in an account with the Company’s designated broker for the Plan (currently, E*TRADE) and (ii) sold no later than six (6) months after termination of your Service with the Participating Company Group or within any such other time frame as the Company determines to be necessary or advisable for legal or administrative reasons.
You understand that any shares of Stock acquired by you under the Plan that have not been sold within the required deadline will be automatically sold by the Company’s designated broker at the Company’s direction, pursuant to this authorization. You agree that the Company is authorized to instruct the designated broker to assist with the mandatory sale of such shares of Stock (on your behalf pursuant to this authorization), and you expressly authorize the designated broker to complete the sale. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by Company (or the designated broker) to effectuate the sale of Stock (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and to otherwise cooperate with the Company with respect to such matters, provided that you will not be permitted to exercise any influence over how, when or whether the sale of shares of Stock occurs. You acknowledge that the designated broker is under no obligation to arrange for the sale of shares of Stock at any particular price. When the shares of Stock are sold, the proceeds from the sale (less any Tax-Related Items, brokerage fees or commissions) will be remitted to you in accordance with the applicable exchange control laws and regulations.

Compliance with Law
This provision supplements Section 5 of the Award Agreement:
Your participation in the Plan is subject to the registration of the Plan with the PRC State Administration of Foreign Exchange (“SAFE”) or its local counterpart. Without limitation to the foregoing, the issuance and delivery of shares of Stock pursuant to any vested Performance Shares will be delayed until all necessary exchange control registration or other approvals with respect to the Performance Shares under the Plan have been completed or obtained from SAFE or its local counterpart or the Company has otherwise determined that the issuance of shares of Stock can be made in compliance with applicable laws.

Exchange Control Restrictions
You understand and agree that you will be required to immediately repatriate any funds received in connection with the Plan (e.g., proceeds from the sale of shares of Stock, cash dividends) to China. You further understand that the repatriation of such funds may need to be effectuated through a special exchange control account established by the Company and/or a subsidiary of the Company, and you hereby consent and agree that such funds may be transferred to such special account prior to being delivered to you.

You also understand that the Company will deliver any funds to which you are entitled under the Plan as soon as practicable, but there may be delays in distributing the funds to due to exchange control requirements in China. Funds may be paid to you in U.S. dollars or in local currency, at the Company’s discretion. If the funds are paid in U.S. dollars, you will be required to set up a U.S. dollar bank account in China (if you do not already have one) so that the funds can be deposited into this account. If the funds are paid in local currency, there may be delays in converting the funds to local currency. Due to fluctuations in the trading price of the shares of Stock and applicable currency exchange rates, the amount of proceeds ultimately distributed to you may be more or less than the market value of the shares of Stock at vesting. You understand and agree that neither the Company nor any subsidiary of the Company is responsible for any loss you may incur as a result of such fluctuations and that the Company and its subsidiaries assume no liability for any fluctuation in the price of the shares of Stock or the applicable currency exchange rate.
You agree to cooperate with the Company with respect to exchange control matters in China and comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control laws and regulations.

Colombia

Labor Law Acknowledgement
This provision supplements Section 11 of the Award Agreement:
By accepting this Award, you acknowledge that pursuant to Article 128 of the Colombia Labor Code, the Plan and related benefits do not constitute a component of your “salary” for any legal purposes. Therefore, the Award and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, including but not limited to legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or other labor-related amounts which may be payable.
Securities Law Information
The shares of Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares of Stock may not be offered to the public in Colombia. Nothing in this Award Agreement should be construed as the making of a public offer of securities in Colombia. An offer of shares of Stock to employees will not be considered a public offer provided that it meets the conditions set forth in Article 6.1.1.1.1 in Decree 2555, 2010.
Exchange Control Information
Colombian residents must register shares of Stock acquired under the Plan, regardless of value, with the Central Bank of Colombia (Banco de la República) as foreign investments held abroad. In addition, the liquidation of such investments must be transferred through the Colombian foreign exchange market (e.g., local banks), which includes the obligation of correctly completing and filing the appropriate foreign exchange form (declaración de cambio). You are responsible for complying with applicable exchange control requirements in Colombia.
Foreign Asset/Account Reporting Information
You must file an annual informative return with the Colombian Tax Office detailing any assets held abroad. If the individual value of any of these assets exceeds a certain threshold, you must describe each asset and indicate the jurisdiction in which it is located, its nature and its value.

Czech Republic

Exchange Control Information

The Czech National Bank may require you to fulfill certain notification duties in relation to the Award and the opening and maintenance of a foreign account (e.g., may be required to report foreign direct investments, financial credits from abroad, investment in foreign securities, and associated collections and payments). However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the Award and the sale of shares of Stock and before opening any foreign accounts in connection with the Plan to ensure compliance with current regulations. It is your responsibility to comply with any applicable Czech exchange control laws.

Denmark

Stock Option Act

You acknowledge that you have received an Employer Statement in Danish, attached hereto as Exhibit A, which is being provided to comply with the Danish Stock Option Act, as amended and with effect from January 1, 2019, to the extent such Act applies to you and to the Award.

Foreign Asset/Account Reporting Information

You acknowledge that if you establish an account holding shares of Stock or an account holding cash outside of Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect may be obtained from a local bank.

Finland

There are no country-specific provisions.

France

Consent to Receive Information in English

By accepting the Performance Shares, you confirm having read and understood the documents related to the Performance Shares (the Plan and the Award Agreement) which were provided in the English language. You accept the terms of these documents accordingly.

Consentement Relatif à l’Utilisation de l’Anglais
En acceptant l’attribution («Performance Shares»), vouz confirmez avoir lu et compris les documents relatifs à les Performance Shares (le Plan et le Contrat d’Attribution) qui ont été remis en anglais. Vous acceptez les termes de ces documents en connaissance de cause.
Tax Treatment

The Performance Shares are intended to constitute awards that qualify for the special tax and social security treatment in France applicable to Performance Shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended (“French-Qualified Awards”). As such, they will be governed by the provisions in this Award Agreement, including the following provisions applicable to French-Qualified Awards, the French Sub-Plan for Restricted Stock Units and Performance Shares under the 2019 Equity Incentive Plan, as amended from time to time (“French Sub-Plan”) and the Plan. By accepting the French-Qualified Awards, you acknowledge that you have received a copy of the Plan and the French Sub-Plan.

Certain events may affect the status of the Performance Shares as French-Qualified Awards, and the French-Qualified Awards or the underlying shares of Stock may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the French-Qualified Awards or of the underlying shares of Stock.

Capitalized terms used but not defined in the following provisions, in the Award Agreement or the Plan shall have the meanings ascribed to them in the French Sub-Plan.
a)Minimum Vesting Period. Notwithstanding the Vesting Schedule set forth in the Grant Notice, under no circumstances will the French-Qualified Awards vest prior to the expiration of such period as is required to comply with the minimum vesting period applicable to French-Qualified Awards under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended, the relevant sections of the French Tax Code and/or the relevant sections of the French Social Security Code, as amended, except in the case of your death. The minimum vesting period is currently one (1) year from the Date of Grant.

b)Termination of Service Due to Death or Disability. This provision replaces Section 1(d) of the Award Agreement.

a.In the event of your death, all Performance Shares that are not vested at that time will become vested and transferable to your heirs at that time based on the Target Number of Shares of Stock (as set forth in the Grant Notice); provided that to the extent a Performance Period for any Performance Goals has elapsed at the time of such termination (including any interim period in such Performance Period over which the attainment of Performance Goals is measured), your heirs will be credited with the number of shares of Stock attributable to actual achievement of such Performance Goal(s) (e.g., with respect to any “banked shares” as set forth in the Program that are not vested prior to the Scheduled Vesting Date) and any remaining portion of the Award related to a Performance Period that has not elapsed at the time of such termination (including any interim Performance Periods therein over which the attainment of Performance Goals is measured) will be credited at the Target Number of Shares of Stock related to such portion of the Award as set forth above in clause (a). The Company shall issue the shares of Stock that become transferable to your heirs, provided your heirs request the shares of Stock within six (6) months from the date of your death. If your heirs do not request the shares within six (6) months from the date of your death, the French-Qualified Awards will be forfeited.
b.If your Service terminates due to your Disability (as defined in the French Sub-Plan), then you will be credited with an Actual Award equal to the Target Number of Shares of Stock (as set forth in the Grant Notice) pro-rated based on the number of months of Service (rounded up for any partial months of Service) you provided in the Performance Period prior to your termination (but in no event shall you be credited with more than the number of months in the Performance Period); provided that to the extent a Performance Period for any Performance Goals has elapsed at the time of such termination, you will be credited with the number of shares of Stock attributable to actual achievement of such Performance Goal(s) (e.g., with respect to any “banked shares” as set forth in the Program) and any remaining portion of the Award related to a Performance Period that has not elapsed at the time of such termination (including any interim Performance Periods therein over which the attainment of Performance Goals is measured) will be credited at the Target Number of Shares of Stock related to such portion of the Award, pro-rated as set forth above in this clause (b).

c)Restriction on Disposition of Shares. You may not sell or transfer the shares of Stock you acquire upon the vesting of the French-Qualified Awards until such time as is required to comply with the minimum holding period applicable to shares of Stock underlying French-Qualified Awards under Sections L. 225-197-1 to 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended, the relevant sections of the French Tax Code and/or the relevant sections of the French Social Security Code, as amended, except in the case of your death or Disability (as defined in the French Sub-Plan). The minimum holding period is currently two (2) years from the Date of Grant.

Except in the case of the termination of your Service due to death or Disability (as defined in the French Sub-Plan), the minimum holding period restriction will continue to apply even if you are no longer providing Service.

Furthermore, the shares of Stock underlying French-Qualified Awards cannot be sold during a Restricted Period (as defined in the French Sub-Plan), to the extent applicable under French law.

d)Holding Periods for Managing Corporate Officers. If, on the Date of Grant, you qualify as a managing corporate officer under French law (“mandataires sociaux”) or any similar official capacity of the Company or any other Participating Company, you may not sell 20% of the shares of Stock acquired upon vesting of the French-Qualified Awards until the termination of such official capacity, as long as this restriction is applicable to French-Qualified Awards.

Foreign Asset/Account Reporting Information

French residents holding cash or securities (including shares of Stock) outside of France or maintaining a foreign bank or brokerage account (including accounts opened or closed during the tax year) must declare such assets and accounts to the French tax authorities when filing an annual tax return.

Germany

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). If you receive a payment in excess of this amount (including if you acquire shares of Stock with a value in excess of this amount, if you sell shares of Stock via a foreign broker, bank or service provider and receives proceeds in excess of this amount, and/or if the Company withholds or sells shares of Stock with a value in excess of this amount to cover Tax-Related Items), you must report the payment to the Bundesbank. Such reports must be made either on the “General Statistics Reporting Portal” (Allgemeine Meldeportal Statistik) which can be accessed via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.
Hong Kong

Restriction on Sale of Shares

Shares received under the Plan are accepted as a personal investment. In the event the Performance Shares vest and shares of Stock are paid to you within six (6) months of the Date of Grant, you agree not to dispose of the shares of Stock acquired prior to the six (6)-month anniversary of the Date of Grant.

Securities Law Information

WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the grant. If you have any questions regarding the contents of this Award Agreement or the Plan, you should obtain independent professional advice. Neither the grant of the Performance Shares nor the issuance of shares of Stock upon vesting of the Performance Shares constitutes a public offering of securities under Hong Kong law and is available only to eligible employees and other service providers of the applicable Participating Company. This Award Agreement, the Program, the Plan and other incidental communication materials distributed in connection with the Performance Shares (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee or other service provider of the applicable Participating Company and may not be distributed to any other person.

India
Exchange Control Information

You must repatriate all funds received in connection with the Plan (including proceeds from the sale of shares of Stock and any cash dividends paid on shares of Stock acquired under the Plan) to India within such time frame as may be prescribed under applicable Indian exchange control laws as may be amended from time to time. You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or any Participating

Company requests proof of repatriation. You may also be required to provide information to the Company or a Participating Company in India to facilitate their compliance with exchange control filing requirements in India. You should consult with your personal legal advisor with respect to your requirements.

Foreign Asset/Account Reporting Information

You are required to declare any foreign bank accounts and any foreign financial assets (including shares of Stock held outside India) in your annual tax return. You acknowledge that you are responsible for complying with this reporting obligation and you should confer with your personal tax advisor in this regard.

Ireland

Director Notification Requirement

If you are a director, shadow director or secretary of the Company or an Irish Subsidiary Corporation, you must notify the Company or the Irish Subsidiary, as applicable, in writing within a specified time period of (i) receiving or disposing of an interest in the Company (e.g., Performance Shares, shares of Stock), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time, if in each case the interest represents more than 1% of the Company. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary).

Israel

Immediate Sale of Shares of Stock

This provision supplements Section 3 of the Award Agreement:

Due to local tax considerations, upon the vesting of the Award, the Company reserves the right to require the immediate sale of any shares of Stock to be issued to you upon vesting and settlement of the Award. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares of Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Stock at any particular price. Upon the sale of the shares of Stock, the Company agrees to pay you the cash proceeds from the sale of the shares of Stock, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Award Agreement. The Company may, in its sole discretion, determine that the shares of Stock subject to the Award will not be subject to this immediate sale requirement.

Securities Law Information

The grant of the Award does not constitute a public offering under the Securities Law, 1968.

Italy

Plan Document Acknowledgment

By accepting this Award, you acknowledge that you have received a copy of the Plan, reviewed the Plan, the Award Agreement and this Appendix in their entirety and fully understand and accept all provisions of the Plan, the Award Agreement and this Appendix.

In addition, you further acknowledge that you have read and specifically and expressly approve the following Sections of the Award Agreement and this Appendix: Section 5 (Compliance with Law); Section 8 (Award Not a Service Contract); Section 10 (Tax Obligations); Section 11 (Nature of Award);

Section 12 (Delivery of Documents and Notices); Section 21 (Governing Plan Document); Section 23 (Applicable Law and Venue); Section 26 (Appendix); and Section 27 (Imposition of Other Requirements).

Foreign Asset/Account Reporting Information

If, at any time during the fiscal year, you hold investments or financial assets outside of Italy (e.g., cash, shares of Stock) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due.

Japan
Foreign Asset/Account Reporting Information

You will be required to report details of any assets (including any shares of Stock acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th of the following year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of any outstanding Awards or shares of Stock held by you in the report.

Exchange Control Information

If the value of shares of Stock that may be acquired in any one transaction exceeds ¥100,000,000, you must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) within twenty (20) days of acquisition.

Korea
Foreign Asset/Account Reporting Information
Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts in June of the immediately following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. You are responsible for complying with this reporting obligation and should consult with your personal tax advisor to determine how to value your foreign accounts for such purposes and whether you are required to file a report with respect to such accounts.
Exchange Control Information
Korean residents may not be permitted to sell foreign securities (such as the shares of Stock) through non-Korean brokers (such as E*TRADE) or deposit funds resulting from the sale of shares of Stock in an overseas financial institution. Therefore, prior to selling the shares of Stock acquired under the Plan, you may be required to transfer the shares of Stock to a domestic investment broker. You are solely responsible for engaging such domestic broker. Because the exchange control regulations may change without notice, you should consult with a personal legal advisor to ensure compliance with any exchange control regulations applicable to any aspect of their participation in the Plan.

Mexico
Plan Document Acknowledgment
By accepting the Performance Shares, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Award Agreement in their entirety, and fully understand and accept all provisions of the Plan and the Award Agreement, including this Appendix. In addition, you expressly approve that: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any other Participating Company are not responsible for any decrease in the value of the shares of Stock acquired upon vesting of the Performance Shares.
Labor Law Policy and Acknowledgment
By accepting this Award, you expressly recognize that Adobe Inc., with offices at 345 Park Avenue, San Jose, California 95110, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is Adobe Inc-Mexico Representative Office (“Adobe-Mexico”), not the Company in the United States. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, Adobe-Mexico, and do not form part of the employment conditions and/or benefits provided by Adobe-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.
Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Reconocimiento del Documento del Plan

Al aceptar las Acciones de Realización, usted reconoce que ha recibido copias del Plan, ha revisado el Plan y el Contrato del Premio en su totalidad y que entiende y acepta completamente todas las disposiciones contenidas en el Plan y en el Contrato del Premio, incluyendo este Apéndice. Adicionalmente, usted expresamente aprueba de que (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el Plan se ofrecen por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y cualquier otra Compañía del Grupo Participativo no son responsables por cualquier disminución en el valor de las acciones adquiridas cuando las Acciones de Realización se maduren.
Política Laboral y Reconocimiento/Aceptación
Aceptando este Premio1, usted reconoce que Adobe Inc., con sus oficinas registradas en 345 Park Avenue, San Jose, California  95110, U.S.A., es el único responsable de la administración del Plan y que su participación en el mismo y la adquisición de acciones no constituye de ninguna manera una relación laboral entre usted y la Compañía, toda vez que su participación en el Plan se deriva únicamente de una relación comercial con la Compañía, reconociendo expresamente que su único empleador es Adobe Inc-Mexico Representative Office (“Adobe- México”), y no la Compañía en los Estados Unidos. Derivado de lo anterior, ustecd expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre usted y su empleador, Adobe-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Adobe-México, y usted expresamente reconoce que cualquier modificación al Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de su empleo.
Asimismo, usted entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía ; por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o terminar su participación en cualquier momento, sin ninguna responsabilidad para usted.
1 El término “Premio” se refiere a la palabra “Award.”

Finalmente, el participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el participante otorga un amplio y total finiquito a la Compañía, sus entidades relacionadas, afiliadas, sucursales, oficinas derepresentación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
1 El término “Premio” se refiere a la palabra “Award.”
Moldova
Exchange Control Information
You may be required to repatriate funds received in connection with the Plan (e.g., proceeds received from the sale of shares of Stock) to Moldova within a reasonable time from receipt. You should consult with your personal legal advisor with respect to your requirements.
Netherlands
There are no country-specific provisions.
New Zealand
Securities Law Information
WARNING: You are being offered Performance Shares which allow you to acquire shares of Stock in accordance with the terms of the Plan, the Program, and the Award Agreement. The shares of Stock, if issued, give you a stake in the ownership of the Company. You may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preferred shares have been paid.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment. You understand that you should ask questions, read all documents carefully, and seek independent financial advice before participating in the Plan.
The shares of Stock are quoted and approved for trading on the Nasdaq Global Select Market in the United States of America. This means that, if you acquire shares of Stock under the Plan, you may be able to sell your investment on the Nasdaq if there are interested buyers. The price will depend on the demand for the shares of Stock.
For a copy of the Company’s most recent financial statements (and, where applicable, a copy of the auditor’s report on those financial statements), as well as information on risk factors impacting the Company’s business that may affect the value of the shares of Stock, you should refer to the risk factors discussion in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at https://www.adobe.com/investor-relations/financial-documents.html. You are also entitled to receive a copy of these reports, free of charge, upon written request to the Company at 345 Park Ave. San Jose, CA 95110 Attention: Equity Administration
Norway
There are no country-specific provisions.
Poland
Exchange Control Information

Polish residents holding foreign securities (including shares of Stock) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances regarding such securities and cash deposited into such accounts if the value of any transactions or balances exceeds certain thresholds. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.
Transfers of funds into and out of Poland in excess of €15,000 (or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) must be made via a bank account held at a bank in Poland. Additionally, Polish residents are required to store all documents connected with any foreign exchange transactions that Polish residents engaged in for a period of five (5) years, as measured from the end of the year in which such transaction occurred.
Romania
Delivery of Shares
This provision supplements Section 3 of the Award Agreement:
In order to comply with the conditions as set forth by the Romanian Fiscal Code in relation to equity awards which are eligible for tax preferential treatment, where a portion of your Performance Shares vest prior to one (1) year from the Date of Grant, delivery of the shares of Stock will be delayed until following the one (1)year anniversary from the Date of Grant.
Language Consent
By accepting the grant of Performance Shares, you acknowledge that you are proficient in reading and understanding English and fully understand the terms of the documents related to the grant (the Award Agreement and the Plan), which were provided in the English language. You accept the terms of those documents accordingly.
Consimtamant cu Privire la Limba
Acceptând acordarea unităților de Performance Share -uri, recunoașteți că sunteți competenți în citirea și înțelegerea limbii engleze și înțelegeți pe deplin termenii documentelor legate de subvenție (Acordul de acordare și planul), care au fost furnizate în limba engleză. Acceptați termenii acestor documente în consecință

Exchange Control Information
If you deposit the proceeds from the sale of Shares acquired under the Plan in a bank account in Romania, you may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds. You should consult with your personal legal advisor to ensure compliance with applicable requirements.
Singapore
Securities Law Information
The award of Performance Shares is being made pursuant to the “Qualifying Person” exemption under Section 273(1)(f) of the Singapore Securities and Futures Act (Cap. 289, Rev Ed 2006) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Performance Shares are subject to Section 257 of the SFA and you will not be able to make any subsequent sale of shares of Stock in Singapore, or any offer of such subsequent sale of the shares of Stock in Singapore unless such sale or offer is made (i) after six (6) months from the Date of Grant, or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Requirement

The directors of a Singapore Subsidiary Corporation are subject to certain notification requirements under the Singapore Companies Act (Cap. 50, Rev Ed 2006). The directors must notify the Singapore Subsidiary Corporation in writing of an interest (e.g., Performance Shares, shares of Stock, etc.) in the Company or any related company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Performance Shares or shares of Stock acquired under the Plan are subsequently sold), or (iii) becoming a director. If you are the Chief Executive Officer of the Singapore Subsidiary Corporation, these requirements may also apply to you.
Spain

Securities Law Information
No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the Award. The Award Agreement (including the Appendix) and any other document related to the Award have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and they do not constitute a public offering prospectus.
Foreign Asset/Account Reporting Information
To the extent you hold rights or assets (e.g., cash or shares of Stock held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which you sell or dispose of such rights or assets), you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously reported rights or assets increases by more than €20,000. You should consult with your personal tax advisor to ensure compliance with applicable reporting requirements.
Exchange Control Information
You may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including shares of Stock acquired under the Plan), and any transactions with non-Spanish residents (including any payments of shares of Stock made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.
Labor Law Acknowledgment
By accepting the Award, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.
You understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant Awards under the Plan to Employees, Directors and Consultants throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Award will not economically or otherwise bind any Participating Company, including your employer, on an ongoing basis, other than as expressly set forth in the Award Agreement and the Plan. Consequently, you understand that the Award is given on the assumption and condition that the Award shall not become part of any employment contract (whether with any Participating Company, including your employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation), or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the grant of the Award, which is gratuitous and discretionary, because the future value of the Award and the underlying shares of Stock is unknown and unpredictable.
You understand and agree that, as a condition of the grant of the Award, your termination of Service for any reason other than death or Disability (including for the reasons listed below) will automatically result in the cancellation and loss of any Award that may have been granted to you and that was not or did not become vested on the date of termination of Service. In particular, you understand and agree that, unless otherwise expressly provided by the Company in the Award Agreement, the Award will be cancelled without entitlement to the shares or to any amount as indemnification if you terminate Service by reason of, but not limited to, the following: resignation; disciplinary dismissal adjudged to be with cause; disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”); individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause; material modification of the terms of employment under Article 41 of the Workers’ Statute; relocation under Article 40 of the Workers’ Statute; Article 50 of the Workers’ Statute; unilateral withdrawal by your employer; and under Article 10.3 of Royal Decree 1382/1985.
You also understand that this grant of the Award would not be made but for the assumptions and conditions set forth above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant, the Award and any right to the underlying shares of Stock shall be null and void.
Sweden
The following supplements Section 10 of the Award Agreement:
Without limiting the authority of any Participating Company to satisfy its withholding obligations for Tax-Related Items as set forth in Section 10 of the Award Agreement, in accepting your Award, you authorize the Company to sell or withhold vested shares of Stock otherwise deliverable to you pursuant to this Award Agreement to satisfy Tax-Related Items, regardless of whether any Participating Company has an obligation to withhold such Tax-Related Items.
Switzerland
Securities Law Information
Neither this Award Agreement nor any other materials relating to the Award (1) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made available in Switzerland to any person other than an employee of a Participating Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).
Taiwan

Securities Law Information
The offer of participation in the Plan is available only to employees or service providers of a Participating Company. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information
The acquisition or conversion of foreign currency and the remittance of such amounts (including proceeds from the sale of Shares) to Taiwan may trigger certain annual or periodic exchange control reporting. If the transaction amount is TWD500,000 or more in a single transaction, you may be required to submit a Foreign Exchange Transaction Form and provide supporting documentation to the satisfaction of the remitting bank. You should consult your personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.

Thailand

Exchange Control Information
If you receive funds in connection with the Plan (e.g., proceeds from the sale of shares of Stock) having a value of USD 1,000,000 or more in a single transaction, you must immediately repatriate such funds to Thailand (or utilize such funds offshore for permissible purposes) and provide details of the transaction (i.e., identification information and purpose of the transaction) to the receiving bank. Further, you must convert such funds to Thai Baht within 360 days of repatriation or deposit the funds in an authorized foreign exchange account in Thailand. The inward remittance must also be reported to the Bank of Thailand on a foreign exchange transaction form.
In case you will not repatriate such funds but you will utilize them offshore for permissible purposes (i.e., purposes not listed in the negative list prescribed by the Bank of Thailand), you must obtain a waiver of the repatriation requirement from the commercial bank in Thailand by submitting an application and supporting documents evidencing that such funds will be utilized offshore for permissible purposes. You should consult with your personal legal advisor with respect to your requirements.

United Arab Emirates

Securities Law Information
Participation in the Plan is being offered only to selected Employees, Directors and Consultants and is in the nature of providing equity incentives to Employees, Directors and Consultants in the United Arab Emirates. The Plan, the Award Agreement and any other incidental communication materials are intended for distribution only to such Employees, Directors and Consultants and must not be delivered to, or relied on by, any other person.
The Dubai Creative Clusters Authority, Emirates Securities and Commodities Authority and/or the Central Bank of the United Arab Emirates have no responsibility for reviewing or verifying any documents in connection with the Performance Shares. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this Award nor taken steps to verify the information set out in it, and have no responsibility for it.
The securities to which this Award Agreement relate may be illiquid and/or subject to restrictions on their resale. Individuals should conduct their own due diligence on the securities.
Residents of the United Arab Emirates who do not understand or have questions regarding this Award Agreement (including the Appendix) or the Plan should consult an authorized financial adviser.

United Kingdom

Delivery of Shares
This provision supplements Section 3 of the Award Agreement:
Notwithstanding any discretion referred to in Sections 3.3(e) and 9.5(e) of the Plan, the Performance Shares granted to Participants in the United Kingdom do not represent the right to receive a cash payment equal to the value of the shares of Stock, or a combination of cash and shares of Stock; vested Performance Shares will be paid to Participants in the United Kingdom in shares of Stock only.

Tax Obligations

The following supplements Section 10 of the Award Agreement:

Without limitation to Section 10 of the Award Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or (if different) your employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  You also hereby agree to indemnify and keep indemnified the Company and (if different) your employer against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are an executive officer or director and the income tax is not collected from or paid by you within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You acknowledge that you will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or any other Participating Company, as applicable, for the value of any employee National Insurance contributions due on this additional benefit.

EXHIBIT A

(FOR PARTICIPANTS IN DENMARK)

EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Act on Stock Options in employment relations (the "Stock Option Act"), you are entitled to receive the following information regarding the Adobe Inc. (the "Company") 2019 Equity Incentive Plan, as amended from time to time (the “Plan”) in a separate written statement.

This statement contains only the information mentioned in the Stock Option Act, while the other terms and conditions of your grant of performance share are described in detail in the Plan, the Performance Share Award Grant Notice and Award Agreement, which have been made available to you.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan or the Award Agreement.

1.    Date of grant of unfunded right to receive stock upon meeting certain conditions

The grant date of your performance shares is the date that the Board of Directors (the “Board”) (or the appropriate committee of the Board) approved a grant for you and determined it would be effective.

2.    Terms or conditions for grant of a right to future award of stock

    The Plan is administered by a committee of the Board (the “Committee”). The Committee has broad powers to determine who will receive performance shares, when such persons will receive performance shares and to set the terms and conditions applicable to the performance shares. The Plan, the Performance Share Award Grant Notice and Award Agreement set forth the terms and conditions applicable to your performance shares. The Company may decide, in its sole discretion, not to grant performance shares or other awards to you in the future. Under the terms of the Performance Share Award Grant Notice and Award Agreement, you have no entitlement or claim to receive future grants of performance shares.

3.    Vesting Date or Period

The performance shares will vest over time, if certain performance objectives and time-based vesting conditions are met, provided that you continue as an employee of the Company or its affiliates. The vesting schedule is set forth in your Performance Share Award Grant Notice.

4.    Exercise Price

    No exercise price is payable upon the conversion of your performance shares into Company shares in accordance with the vesting schedule described above.

5.    Your rights upon termination of employment

If the terms of the Stock Option Act are applicable to your performance share grant, the treatment of your performance shares upon termination of employment will be determined in accordance with the Plan, the Performance Share Award Grant Notice and Award Agreement, as summarized below:

Upon your termination of employment, prior to the Certification Date by reason of death or Disability, you (or your heirs in the case of death) will be credited with an Actual Award equal to the Target Number of Shares of Stock (as set forth in the Grant Notice) pro-rated based on the number of months of Service (rounded up for any partial months of Service) you provided in the

Performance Period prior to your termination (but in no event shall you be credited with more than the number of months in the Performance Period).

6.    Financial aspects of participating in the Plan

    The grant of performance shares has no immediate financial consequences for you. The value of the performance shares is not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.

    Shares of stock are financial instruments. The future value of Company shares is unknown and cannot be predicted with certainty.

ARBEJDSGIVERERKLÆRING

I henhold til § 3, stk. 1, i lov om brug af køberet eller tegningsret mv. i ansættelsesforhold ("Aktieoptionsloven") er du berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger vedrørende Adobe Inc.’s ("Selskabets") aktieoptionsbaserede incitamentsordning 2019 (2019 Equity Incentive Plan, as amended from time to time) (”Ordningen”).

Denne erklæring indeholder kun de oplysninger, der er nævnt i Aktieoptionsloven, medens de øvrige kriterier og betingelser for din tildeling af performance-aktier er beskrevet nærmere i Ordningen, i Tildelingsmeddelelsen (Performance Share Award Grant Notice) og i Tildelingsaftalen (Award Agreement), hvilke dokumenter du har fået adgang til.

Begreber, der står med stort begyndelsesbogstav i denne arbejdsgivererklæring, men som ikke er defineret heri, har samme betydning som i Ordningen eller Tildelingsaftalen.

1.    Tidspunkt for tildeling af vederlagsfri ret til at modtage aktier ved opfyldelse af visse betingelser

Tidspunktet for tildelingen af dine performance-aktier er den dato, hvor Selskabets bestyrelse ("Bestyrelsen") (eller det relevante Bestyrelsesudvalg) godkendte din tildeling og besluttede, at tildelingen skulle træde i kraft.

2.    Kriterier eller betingelser for tildeling af retten til senere at modtage aktier

    Ordningen administreres af et udvalg under Bestyrelsen ("Udvalget"). Udvalgte har vide beføjelser til at afgøre, hvem der skal tildeles performance-aktier, hvornår de pågældende personer skal modtage disse, og hvilke betingelser der skal være gældende for performance-aktierne. De vilkår, der er gældende for dine performance-aktier, fremgår af Ordningen, Tildelingsmeddelelsen samt Tildelingsaftalen. Selskabet kan frit vælge fremover ikke at give dig performance-aktier eller andre tildelinger. I henhold til Tildelingsmeddelelsen og Tildelingsaftalen har du hverken ret til eller krav på fremover at få tildelt performance-aktier.

3.    Modningstidspunkt eller -periode

Performance-aktierne modnes over tid, forudsat at visse performance-mål og tidsmæssige modningsbetingelser er opfyldt, og at du fortsat er ansat i Selskabet eller i en af Selskabets tilknyttede virksomheder. Modningstidsplanen fremgår af din Tildelingsmeddelelse.

4.    Udnyttelseskurs

    Der skal ikke betales nogen Udnyttelseskurs i forbindelse med konverteringen af dine performance-aktier til aktier i Selskabet i overensstemmelse med den ovenfor beskrevne modningstidsplan.

5.    Din retsstilling i forbindelse med fratræden

Såfremt din tildeling af performance-aktier er omfattet af Aktieoptionsloven, vil dine performance-aktier i tilfælde af din fratræden blive behandlet i overensstemmelse med Ordningen, Tildelingsmeddelelsen og Tildelingsaftalen, dvs. som opsummeret nedenfor:

Såfremt ansættelsesforholdet ophører forud for Certificeringsdatoen som følge af din død eller uarbejdsdygtighed, vil du (eller - i tilfælde af din død - dine arvinger) blive godskrevet en Årlig Tildeling svarende til Måltallet af Aktier (som beskrevet i Tildelingsmeddelelsen) i forhold til det antal måneder, du har været Ansat (rundet op til hele antal måneder) i Performance-perioden inden ophørsdatoen (men du kan i intet tilfælde blive godskrevet mere end antallet af måneder i Performance-perioden).

6.    Økonomiske aspekter ved at deltage i Ordningen

    Tildelingen af performance-aktier har ingen umiddelbare økonomiske konsekvenser for dig. Værdien af performance-aktierne indgår ikke i beregningen af feriepenge, pensionsbidrag eller øvrige lovpligtige vederlagsafhængige ydelser.

    Aktier er finansielle instrumenter. Den fremtidige værdi af Selskabets aktier er ukendt og kan ikke forudsiges med sikkerhed.